EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD.

REPORTS THIRD QUARTER OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (November 9, 2012) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the third quarter and first nine months of 2012. The Company will host an investor conference call on Monday, November 12, 2012, at 11:00 a.m. EST (see details below) to discuss these operating results and other topics of interest.

Total revenues for the three months ended September 30, 2012 increased 24% to approximately $15.8 million, compared with approximately $12.8 million in the third quarter of 2011.

Retail water revenues increased 8% to approximately $5.7 million (36% of total revenues) in the most recent quarter, versus approximately $5.3 million (41% of total revenues) in the comparable prior-year quarter. The improvement in revenue was primarily attributable to a 7% increase in the number of gallons sold by the retail segment.

Bulk water revenues increased 35% to approximately $10.0 million (63% of total revenues) in the third quarter of 2012, compared with approximately $7.5 million (58% of total revenues) in the year-earlier quarter, reflecting a 36% increase in the number of gallons of water sold, which was primarily attributable to the expansion of the Company’s Blue Hills plant in the Bahamas during the fourth quarter of 2011 and energy pass-through increases to rates due to higher energy prices.

Services revenues increased to $105,727 in the three months ended September 30, 2012, compared with $70,217 in the third quarter of 2011, reflecting an increase in the management fees the Company earned from OC-BVI (the Company’s equity investment affiliate in the British Virgin Islands).

Net income attributable to CWCO stockholders increased 1% to $1,304,843, or $0.09 per diluted share, for the quarter ended September 30, 2012, compared with net income of $1,286,068, or $0.09 per diluted share, for the quarter ended September 30, 2011. Net income attributable to CWCO stockholders during the three months ended September 30, 2012 included $99,932 in earnings derived from the Company’s equity in OC-BVI, compared with $159,250 in the comparable 2011 period.

Consolidated gross profit rose 31% to approximately $5.2 million (33% of total revenues) in the third quarter of 2012, compared with approximately $4.0 million (31% of total revenues) in the prior-year period. Gross profit on retail revenues increased 20% to approximately $2.9 million in the most recent quarter (51% of retail revenues), compared with approximately $2.4 million (46% of retail revenues) in the quarter ended September 30, 2011. The improvement in retail gross profit reflected the higher number of gallons sold, while the increase in gross profit as a percentage of retail revenue resulted primarily from base rate increases implemented in the first quarter of 2012. Gross profit on bulk revenues increased 37% to approximately $2.3 million (22% of bulk revenues) in the most recent quarter, from approximately $1.6 million (22% of bulk revenues) a year earlier. The improvement in the bulk segment’s gross profit was due to the increase in the volume of water sold. The services segment recorded a gross profit of $76,392 for the three months ended September 30, 2012, compared with a negative gross profit of ($54,970) in the third quarter of 2011. The improvement in services segment gross profits in the 2012 third quarter was due to an increase in the management fees earned from OC-BVI and relatively lower engineering expenses when compared with the prior-year period.

General and administrative expenses increased 35% to $4,089,575 in the third quarter of 2012, versus $3,031,951 in the corresponding period of 2011, due to incremental employee costs of approximately $110,000 attributable primarily to additional management and IT personnel; approximately $76,000 in additional research and development expenses; incremental expenses of approximately $291,000 for the project development activities of the Company’s consolidated Mexico affiliate, N.S.C. Agua, S.A. de C.V. (“NSC”); and an increase in other business development costs of approximately $580,000.

Interest income decreased 25% to $198,604 for the quarter ended September 30, 2012, versus $265,934 in the corresponding quarter of the previous year. Interest expense decreased 14% to $146,880 in the 2012 quarter, from $170,659 in the comparable 2011 period.

“Gross profits generated by our retail and bulk segments each posted double-digit percentage gains in the most recent quarter, reflecting higher water volumes sold in the Cayman Islands and Bahamas when compared with the prior-year period,” stated Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “The Company continues to utilize a portion of these increased gross profits to fund its business development activities in Mexico, Asia and the Bahamas, and consequently administrative costs during the third quarter of 2012 increased by about $1 million.”

“We received written confirmation earlier this week from the BVI government that it will pay our BVI affiliate, OC-BVI, approximately $6.7 million by the end of this year, which represents the amount outstanding from the 2009 judgment relating to the Baughers Bay plant dispute, plus legal expenses and accrued interest. The Company expects to book approximately 43.5% of this amount as equity earnings from our interest in the BVI affiliate when these amounts are received. We expect our BVI affiliate to continue to pursue the additional compensation that was awarded by the appellate court, which relates to the value of the Baughers Bay plant and equipment at the time operation of the plant was assumed by the BVI government.”

“On October 30, 2012, the Cayman Islands government amended the base water and sewerage rates charged by Water Authority Cayman (“WAC”) to include an annual inflation adjustment mechanism that is functionally the same as the inflation adjustment mechanism included in the Company’s existing 1990 License agreement,” continued Mr. McTaggart. “In addition, the rates charged by WAC for sewerage services now include a monthly energy adjustment charge that allows WAC to increase or decrease its sewerage charges to reflect monthly changes in energy costs. This new energy adjustment charge is also functionally similar to the energy adjustment charge contained in our 1990 License agreement. And finally, WAC’s base water and sewerage rates were immediately increased by an average of 9.2%. We believe that, as a result of these fundamental changes, WAC’s rate structure is now in line with the rate structure in our 1990 License. In our opinion, such changes are inconsistent with WAC’s previous assertion that a ‘rate of return’ model is in the best interests of the public. WAC’s insistence that our new license should be based on a ‘rate of return on invested capital’ model has been a point of contention in the Company’s license negotiations for some time, and the Company took legal steps to try and resolve the issue in July of this year. On October 22, 2012, the Company was notified that the Grand Court of the Cayman Islands had agreed to consider the issues raised by the Company in its Application for Leave to Apply for Judicial Review, and as a result, the Company, the Cayman Islands government and Water Authority-Cayman will have the opportunity to present their positions to the Court in a trial proceeding.”

“The Company’s business development activities in Mexico and Asia are proceeding as expected. On August 31, 2012, our Mexican subsidiary, NSC Agua, and Doosan Heavy Industries and Construction Co. Ltd. (DHIC) extended a Memorandum of Understanding for 18 months from August 19, 2012, during which time DHIC will provide, install and operate a pilot plant and collect water quality data from the proposed feed water source at the Presidente Juarez Thermoelectric Plant in Rosarito Beach, Baja California, Mexico. Several of our Directors recently visited the site of the proposed 100 million gallon per day desalination plant to review first-hand the assembly of the pilot plant currently underway by DHIC personnel and NSC Agua’s contractor. We expect the pilot plant to be operational in the next few weeks and are anxious to begin collecting valuable data that will assist in the design of the Rosarito Beach desalination plant. In Bali, Indonesia work is proceeding on the construction of the first phase of a 1.5 million gallon per day seawater desalination plant and distribution system in a rapidly-growing resort area on the island, and we expect this first phase to be operational early next year. This particular area of Bali continues to experience chronic water shortage problems while at the same time enjoying tremendous development growth. We believe this provides an excellent opportunity to use a business model that we have successfully employed in the Caribbean for almost 40 years to provide a total water solution for residents and businesses in this area of the World,” concluded Mr. McTaggart.

Total revenues for the nine months ended September 30, 2012 increased 17% to approximately $48.8 million, compared with approximately $41.5 million in the first nine months of 2011.

Retail water revenues declined slightly to approximately $18.1 million (37% of total revenues) in the nine months ended September 30, 2012, versus approximately $18.2 million (44% of total revenues) in the corresponding period of the previous year, reflecting a 6% decrease in the number of total gallons sold due to abnormally high rainfall on Grand Cayman Island during the second quarter of 2012, partially offset by an increase to the Company’s base rates of approximately 4% due to an upward movement in the consumer price indices used to determine such rate adjustments in the first quarter of each year.

Bulk water revenues increased 35% to approximately $30.3 million (62% of total revenues) in the first nine months of 2012, compared with approximately $22.4 million (54% of total revenues) in the year-earlier period, reflecting a 33% increase in the number of gallons of water sold, which was primarily attributable to the expansion of the Company’s Blue Hills plant in the Bahamas during the fourth quarter of 2011.

Services revenues declined to $347,964 in the nine months ended September 30, 2012, compared with $942,838 in the nine months ended September 30, 2011, primarily due to the expiration of the management services contract for the Bermuda plant on June 30, 2011.

Net income attributable to CWCO stockholders increased 8% to $5,605,001, or $0.38 per diluted share, for the first nine months of 2012, compared with net income of $5,208,740, or $0.36 per diluted share, for the first nine months of 2011. Net income attributable to CWCO stockholders during the nine months ended September 30, 2012, included $201,693 in earnings on the Company’s investment in OC-BVI, compared with $791,722 in the comparable 2011 period.

Consolidated gross profit rose 14% to approximately $16.6 million (34% of total revenues) in the nine months ended September 30, 2012, compared with approximately $14.5 million (35% of total revenues) in the prior-year period. Gross profit on retail revenues was relatively unchanged at approximately $9.4 million (52% of retail revenues) in the nine months ending September 30th of both 2012 and 2011. Gross profit on bulk revenues increased 51% to approximately $7.0 million (23% of bulk revenues) in the first nine months of 2012, from approximately $4.7 million (21% of bulk revenues) a year earlier. The services segment recorded a gross profit of $164,726 for the nine months ended September 30, 2012, compared with a gross profit of approximately $463,455 in the first nine months of 2011.

General and administrative expenses increased 10% to approximately $11.1 million during the nine-month period ended September 30, 2012, versus approximately $10.0 million in the nine months ended September 30, 2011. The increase in general and administrative expenses included incremental employee costs attributable to additional management and IT personnel of $510,000, approximately $244,000 in additional research and development expenses, and an increase in non-Mexico-related business development costs of approximately $839,000. These cost increases were partially offset by a decrease in the expenses incurred in 2012 vs. 2011 of $707,000 for the project development activities of NSC.

Interest income declined 30% to $649,494 for the nine months ended September 30, 2012, compared with $927,885 in the comparable 2011 period. Interest expense decreased 15% to $737,330 in the 2012 period, from $864,944 a year earlier.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. EST on Monday, November 12, 2012. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EST on November 12, 2012. A replay of the conference call will be available one hour after the call by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10020201, and on the Company’s website at www.cwco.com, through November 19, 2012.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands and The Commonwealth of The Bahamas.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of our products and services in the marketplace, changes in our relationships with the governments of the jurisdictions in which we operate, the manner in which the disputed issues between OC-BVI and the BVI government are resolved, the outcome of our negotiations with the Cayman government regarding a new retail license agreement, our ability to successfully secure contracts for water projects, including the project under development in Rosarito, Baja California, Mexico, our ability to develop and operate such projects profitably, and our ability to manage growth and other risks detailed in our periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$31,644,158	$37,624,179
Restricted cash	-	7,500,000
Marketable securities	8,561,807	8,496,372
Accounts receivable, net	11,138,296	8,537,232
Inventory	1,531,158	1,451,639
Prepaid expenses and other current assets	3,286,960	1,880,105
Current portion of loans receivable	1,822,218	1,843,600
Total current assets	57,984,597	67,333,127

Property, plant and equipment, net	60,705,031	64,185,110
Construction in progress	1,164,081	141,204
Inventory, non-current	4,565,940	3,861,470
Loans receivable	9,488,846	10,758,873
Investment in OC-BVI	6,442,391	6,634,598
Intangible assets, net	1,544,841	1,501,824
Goodwill	3,587,754	3,587,754
Other assets	2,610,596	2,855,471
Total assets	$148,094,077	$160,859,431

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$5,807,730	$4,617,770
Dividends payable	1,158,049	1,156,081
Current portion of long term debt	1,617,600	17,531,134
Total current liabilities	8,583,379	23,304,985
Long term debt	5,628,421	6,852,660
Other liabilities	411,035	420,430
Total liabilities	14,622,835	30,578,075
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 30,265 and 22,427 shares, respectively	18,159	13,456
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,582,125 and 14,568,696 shares, respectively	8,749,275	8,741,217
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	82,385,735	81,939,211
Retained earnings	40,350,812	38,030,943
Total Consolidated Water Co. Ltd. stockholders' equity	131,503,981	128,724,827
Non-controlling interests	1,967,261	1,556,529
Total equity	133,471,242	130,281,356
Total liabilities and equity	$148,094,077	$160,859,431

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Retail water revenues	$5,703,233	$5,283,676	$18,138,615	$18,212,067
Bulk water revenues	10,031,176	7,452,759	30,313,063	22,394,239
Services revenues	105,727	70,217	347,964	942,838

Total revenues	15,840,136	12,806,652	48,799,642	41,549,144

Cost of retail revenues	2,798,560	2,865,554	8,720,675	8,819,155
Cost of bulk revenues	7,777,247	5,807,061	23,301,186	17,739,995
Cost of services revenues	29,335	125,187	183,238	479,383

Total cost of revenues	10,605,142	8,797,802	32,205,099	27,038,533

Gross profit	5,234,994	4,008,850	16,594,543	14,510,611

General and administrative expenses	4,089,575	3,031,951	11,052,833	10,005,245

Income from operations	1,145,419	976,899	5,541,710	4,505,366

Other income (expense):
Interest income	198,604	265,934	649,494	927,885
Interest expense	(146,880)	(170,659)	(737,330)	(864,944)
Other income	69,999	70,224	225,166	211,768
Equity in earnings of OC-BVI	99,932	159,250	201,693	791,722
Other income (expense), net	221,655	324,749	339,023	1,066,431

Net income	1,367,074	1,301,648	5,880,733	5,571,797
Income attributable to non-controlling interests	62,231	15,580	275,732	363,057

Net income attributable to Consolidated Water Co. Ltd. stockholders	$1,304,843	$1,286,068	$5,605,001	$5,208,740

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.09	$0.09	$0.38	$0.36
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.09	$0.09	$0.38	$0.36
Dividends declared per common share	$0.075	$0.075	$0.225	$0.225

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,580,946	14,560,765	14,576,790	14,558,670
Diluted earnings per share	14,617,195	14,590,509	14,604,398	14,595,668

- 7 -